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Exhibit 99.4

Consent of Deutsche Bank Securities Inc.

        We hereby consent to (i) the inclusion of our opinion letter, dated January 25, 2005, to the Board of Directors of Magnum Hunter Resources, Inc. ("Magnum Hunter") as Annex C to the Joint Proxy Statement / Prospectus forming part of this Registration Statement on Form S-4, and (ii) references made to our firm and such opinion in such Joint Proxy Statement/Prospectus under the captions entitled "Chapter 1—The Merger—Matters to Consider in Deciding How to Vote—Financial Advisors", "Chapter 1—The Merger—Background of the Merger", "Chapter 1—The Merger—Magnum Hunter's Reasons for the Merger"; "Chapter 1—The Merger—Opinions of Magnum Hunter's Financial Advisors—Deutsche Bank Securities Inc." and "Chapter 1—The Merger—Material United States Federal Income Tax Consequences of the Merger—United States Federal Income Tax Consequences to U.S. Holders and Non-U.S. Holders That Receive a Pre-Merger Distribution of TEL Offshore Trust Units". In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as Amended, and the Rules and Regulations Promulgated thereunder, and we do not admit that we are experts with respect to any part of the Registration Statement within the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

DEUTSCHE BANK SECURITIES INC.
By:	/s/ FRANCIS J. SCHRETTER
Name:	Francis J. Schretter
Title:	Managing Director

April 8, 2005

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Consent of Deutsche Bank Securities Inc.